Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-42731, 333-00003, 333-42235 and 333-110614) and on Form S-8 (File No. 333-46035) previously filed by EquiFin, Inc. of our report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 12, 2004, on the consolidated financial statements of the Company as of December 31, 2003 and for the years ended December 31, 2003 and 2002, which report appears in this Annual Report on Form 10-KSB for the year ended December 31, 2003.

/s/ J.H. Cohn LP

Roseland, New Jersey
March 30, 2004